Exhibit 99.1

Press Release of Thornburg Mortgage, Inc., dated March 3, 2008

THORNBURG MORTGAGE PROVIDES UPDATE ON COMPANY’S LIQUIDITY

SANTA FE, N.M. – March 3, 2008 — Thornburg Mortgage, Inc. (NYSE:TMA), today announced that since February 28, 2008, the filing date of its 10-K Annual Report, the company has been subject to additional margin calls of approximately $270 million on its reverse repurchase agreement borrowings outstanding as of February 29, 2008. The Company has not met the majority of its most recent margin calls, but it is working to meet all of its outstanding margin calls within a time frame acceptable to its lenders by either selling portfolio securities or raising additional debt or equity capital. These margin calls are strictly the result of continued deterioration of prices of mortgage-backed securities precipitated by difficult market conditions, but are not a reflection of the credit performance or long-term realizable value of Thornburg Mortgage’s high quality portfolio, which continues to remain exceptional.

As of February 27, 2008, Thornburg Mortgage had met all margin calls, including margin calls received between February 14 and February 27, 2008 in an amount in excess of $300 million, on our reverse repurchase agreements, the substantial majority of which were related to the decline in valuations on our super senior mortgage securities backed by Alt-A mortgage loans. The significant majority of those margin calls was triggered because of continued excess supply of similar types of securities into the market. After meeting all of its margin calls as of February 27, 2008, Thornburg Mortgage saw further continued deterioration in the market prices of its high quality, primarily AAA-rated mortgage securities, which triggered additional margin calls. As a result of successfully meeting its margin calls as of February 27, 2008, the company was left with limited available liquidity to meet its current margin calls as well as any future margin calls. There is no assurance as to Thornburg Mortgage’s ability to sell such assets or raise additional funds in the current market at acceptable prices, or to raise additional capital. If the Company is unable to satisfy outstanding margin calls, any or all of its reverse repurchase agreement counterparties may declare an event of default and liquidate the pledged securities. Such an occurrence would have a material adverse effect on the Company’s ability to continue its business in the current manner. Even if the Company is able to satisfy outstanding margin calls, there is no assurance that the value of its mortgage portfolio and derivative portfolio will not decline further, that it will not experience a further decline in its book value, that lenders will not make additional margin calls, or that it will be able to satisfy additional margin calls, if any. The Company is currently in default with one reverse repurchase agreement counterparty and is working with that lender to repay the debt and the lender has not yet exercised its right to liquidate pledged collateral.

“The turmoil in the mortgage financing market that began last summer continues to be exacerbated by the mark-to-market accounting rules which are forcing companies to take unrealized write-downs on assets they have no intention of selling. In this environment, the current market price of assets has become disconnected from their underlying recoverable value, resulting in increased volatility and imprecise quarter-to-quarter comparisons of asset valuations,” said Larry Goldstone, president and chief executive officer of Thornburg Mortgage. “We believe that this latest downturn in the mortgage finance market was brought on by a continued lack of trust and confidence in the broader financial markets and has resulted in a substantial excess of sellers versus buyers of high quality mortgage securities.

Mr. Goldstone concluded, “Although this is a difficult time for the company, we are working diligently to satisfy all of our lenders as soon as possible and return to financial stability. These difficult market conditions have also created increased profit opportunities as lower-priced mortgage assets will translate into wider mortgage spreads and improved portfolio margins going forward. We remain committed to manage through these challenging and volatile markets and remain focused on building long-term value for shareholders.”

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Thornburg Mortgage is a leading single-family residential mortgage lender focused principally on prime and super-prime borrowers seeking jumbo and super-jumbo adjustable-rate mortgages. Backed by a balance sheet of $34.4 billion in high-quality mortgage assets as of December 31, 2007, the company seeks to deliver value and steady growth for its shareholders by acquiring high-quality mortgage-backed securities, and growing its share of the mortgage loan origination business. Capitalizing on its innovative portfolio lending model, REIT tax structure and leading-edge technology, Thornburg Mortgage is a highly efficient provider of specialized mortgage loan products for borrowers nationwide with excellent credit.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on current expectations, estimates and projections, and are not guarantees of future performance, events or results. The words “believe,” anticipate,” intend,” “aim,” “expect,” “will,” “strive,” “target,” “project,” “have confidence” and similar words identify forward-looking statements. Actual results and developments could differ materially from those expressed in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, market prices for mortgage securities, interest rates, the availability of ARM securities and loans for acquisition and other risk factors discussed in the company’s SEC reports, including its most recent annual report on Form 10-K. The company does not undertake to update, revise or correct any of the forward-looking information.

Thornburg Mortgage, Inc., Santa Fe

Clay Simmons or Suzanne O’Leary Lopez

505-989-1900

ir@thornburgmortgage.com